CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 11, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual
Reports to Shareholders of Colonial Adjustable Rate U.S.
Government Fund, Colonial Government Money Market Fund and
Colonial U.S. Government Fund, each a series of Colonial
Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "The Fund's Financial History" in the Prospectuses and under the heading "Independent
Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
December 8, 1995